BioSpecifics Technologies Corp. Reports Third Quarter 2018 Financial Results

- Positive Phase 3 data from both RELEASE-1 and RELEASE-2 trials of CCH for the treatment of cellulite recently reported -
- Reported positive topline data from Phase 1 trial of CCH for treatment of uterine fibroids; full data submitted for presentation at upcoming medical meeting -
- 22% year-over-year revenue growth for XIAFLEX -

LYNBROOK, NY – November 9, 2018 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company that originated and continues to develop collagenase-based therapies with a first in class collagenase-based product marketed as XIAFLEX® in the U.S. and Xiapex® in Europe, today announced its financial results for the third quarter ended September 30, 2018 and provided a corporate update.

“We are pleased by the positive data recently reported for CCH in two new potential indications. We announced positive topline results from our Phase 1 clinical trial of CCH for the treatment of uterine fibroids in October and our partner Endo announced positive data from the Phase 3 clinical trials of CCH for the treatment of cellulite in November. The preliminary safety and efficacy data from our uterine fibroids trial demonstrates the promising potential for CCH injection for the treatment of this highly prevalent women’s health disease for which very limited non-surgical options are available,” said Thomas L. Wegman, President of BioSpecifics. “With regard to our commercial pipeline and revenues, we were pleased to see continued growth for our two marketed indications for XIAFLEX, Peyronie’s Disease and Dupuytren’s Contracture with 22 percent year-over-year revenue growth for the quarter.”

Third Quarter 2018 Financial Results
BioSpecifics reported net income of $5.0 million for the third quarter ended September 30, 2018, or $0.69 per basic share and $0.69 per share on a fully diluted basis, compared to net income of $2.7 million, or $0.38 per basic share and $0.37 per share on a fully diluted basis, for the same period in 2017.

Total revenue for the third quarter ended September 30, 2018 was $8.2 million, compared to $6.5 million for the same period in 2017. The increase in total revenues for the quarterly period was primarily due to royalties associated with higher net sales of XIAFLEX in Dupuytren’s contracture and Peyronie’s disease partially offset by lower mark-up on cost of goods sold revenue in prepaid foreign mark-up on cost of goods sold revenue recognized under new revenue standard ASC 606, as of January 1, 2018.

Licensing revenue consists of licensing fees, sublicensing fees and milestones. BioSpecifics recognized licensing revenue for the third quarter ended September 30, 2018 of zero and $4,408 for the same period in 2017.

Research and development (R&D) expenses for the third quarter ended September 30, 2018 were $0.2 million compared to $0.4 million for the same period in 2017. The decrease in the 2018 period, as compared to the 2017 period, was mainly due to lower consulting fees associated with clinical costs and other R&D programs.

General and administrative expenses for the third quarter ended September 30, 2018 and 2017 were $2.2 million in each period.

Provision for income taxes for the third quarter ended September 30, 2018 were $1.1 million, compared to $1.5 million for the same period in 2017.

As of September 30, 2018, BioSpecifics had cash and cash equivalents and investments of $77.0 million, compared to $65.1 million as of December 31, 2017.

As of September 30, 2018, BioSpecifics had 7,283,528 shares of common stock outstanding.

XIAFLEX/CCH Pipeline Updates and Anticipated Upcoming Milestones

BioSpecifics manages the development of collagenase clostridium histolyticum (CCH) for the treatment of uterine fibroids and has the right to initiate the development of any new potential indication not licensed by Endo. Endo’s licensed indications include Dupuytren’s Contracture and Peyronie’s Disease, both approved and marketed; in addition to cellulite, adhesive capsulitis, human and canine lipoma, lateral hip fat and plantar fibromatosis. BioSpecifics has entered into different in-licensing and royalty agreements in respect of indications currently marketed and under development. It is company policy not to announce publicly royalty rates for potential future indications under development before commercialization. It is important to emphasize that in-licensing royalty rates vary from indication to indication and it should not be assumed that the in-licensing royalty rates for potential future indications will be the same as those for currently marketed indications.

  Positive Topline Phase 1 Uterine Fibroid Data Reported in October: BioSpecifics announced positive topline results from the Phase 1 clinical trial of CCH for the treatment of uterine fibroids. The study met the primary endpoint of safety and tolerability with no observed clinically significant adverse reactions. Pharmacodynamic changes were noted in all secondary endpoints with the exception of apoptosis. Statistically significant reductions in collagen content were observed as compared to control fibroids with a median reduction of 39 percent (p<0.05), as well as statistically significant reductions in collagen distribution as compared to control fibroids with an average reduction in density of collagen bundles of 21 percent.
  Positive Phase 3 RELEASE-1 and RELEASE-2 Cellulite Data Reported in November: Endo announced positive results from two Phase 3 studies, RELEASE-1 and RELEASE-2, of CCH for the treatment of cellulite with highly statistically significant levels of improvement in the appearance in the target buttock at Day 71 reported. The study achieved the primary endpoint (RELEASE-1, p=0.006 & RELEASE-2, p=0.002) of composite responder analysis demonstrating at least a 2-level composite improvement independently reported by patient and clinician on the photonumeric scales of cellulite severity. Secondary endpoints included both investigator and patient assessments of cellulite appearance as measured by CR-PCSS (Clinician Reported- Photonumeric Cellulite Severity Scale) and PR-PCSS (Patient Reported- Photonumeric Cellulite Severity Scale) scores, SRSS (Subject Self Rating Scale) and the Subject-Global Aesthetic Improvement Scale. Eight out of eight key secondary endpoints were achieved for RELEASE-1 and seven out of eight secondary endpoints were achieved for RELEASE-2. CCH was well- tolerated in actively treated subjects with most adverse events being mild to moderate in severity and primarily limited to the local injection area.
  XIAFLEX Expected to Continue to Grow in the Low 20 Percent Range: XIAFLEX future growth initiatives continue to support the increase in disease state awareness for both Peyronie’s Disease and Dupuytren’s Contracture through direct to consumer campaigns.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for thirteen clinical indications to date. Injectable collagenase is marketed as XIAFLEX® in the U.S. for the treatment of Dupuytren's contracture and Peyronie's disease by BioSpecifics' partner, Endo International plc (Endo). XIAFLEX® is also commercialized in Japan, Europe, Canada and Australia for Dupuytren's contracture and for Peyronie's disease in Canada, Europe and Australia. The CCH research and development pipeline includes several additional promising indications, including Phase 3 clinical trials for the treatment of cellulite with top-line data expected in the fourth quarter of 2018. BioSpecifics is managing the development of CCH for the treatment of uterine fibroids the Phase 1 clinical trial with full data expected in the first quarter of 2019. For more information, please visit www.biospecifics.com.

Forward-Looking Statements
This report includes "forward-looking statements" within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company's strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are "forward-looking statements." The forward-looking statements include statements concerning, among other things, whether revenue for Peyronie’s disease and Dupuytren’s contracture will continue to grow, whether Endo will meet its projected fiscal year 2018 growth for XIAFLEX, and whether BioSpecifics will achieve its corporate goals and remain profitable on an ongoing basis. In some cases, these statements can be identified by forward-looking words such as "expect," "plan," "anticipate," "potential," "estimate," "can," "will," "continue," the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on our current expectations and our projections about future events and various assumptions. There can be no assurance that we will realize our expectations or that our beliefs will prove correct. There are a number of important factors that could cause BioSpecifics' actual results to differ materially from those indicated by such forward-looking statements, including the timing of regulatory filings and action; the ability of Endo and its partners, Asahi Kasei Pharma Corporation, Actelion Ltd. and Swedish Orphan Biovitrum AB, to achieve their objectives for XIAFLEX in their applicable territories; the market for XIAFLEX in, and timing, initiation and outcome of clinical trials for, additional indications, which will determine the amount of milestone, royalty, mark-up on cost of goods sold, license and sublicense income that BioSpecifics may receive; the potential of XIAFLEX to be used in additional indications; Endo modifying its objectives or allocating resources other than to XIAFLEX; and other risk factors identified in BioSpecifics' Annual Report on Form 10-K for the year ended December 31, 2017, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018 and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this Report are made as of the date hereof, are expressly qualified in their entirety by the cautionary statements included in this Report and, except as may be required by law, we assume no obligation to update these forward-looking statements.

BioSpecifics Technologies Corp.
Condensed Consolidated Income Statement
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2018(1)	2017	2018(1)	2017
Revenues:
Royalties	$8,168,081	$6,511,700	$23,068,585	$20,729,017
Licensing revenue	-	4,408	39,679	13,226
Total Revenues	8,168,081	6,516,108	23,108,264	20,742,243

Costs and expenses:
Research and development	162,625	356,847	569,648	949,359
General and administrative	2,232,077	2,175,501	6,345,662	6,916,501
Total costs and expenses	2,394,702	2,532,348	6,915,310	7,865,860

Operating income	5,773,379	3,983,760	16,192,954	12,876,383

Other income:
Interest income	359,637	193,462	851,334	436,210
Other, net	-	14,667	96,663	40,651
	359,637	208,129	947,997	476,861

Income before income tax expense	6,133,016	4,191,889	17,140,951	13,353,244
Provision for income tax expense	(1,089,966)	(1,477,057)	(3,271,366)	(4,669,569)

Net income	5,043,050	2,714,832	13,869,585	8,683,675

Earnings per share:
Basic	$0.69	$0.38	$1.92	$1.21
Diluted	$0.69	$0.37	$1.89	$1.19

Shares used in calculation of earnings per share:
Basic	7,281,388	7,164,934	7,230,106	7,166,470
Diluted	7,356,885	7,314,609	7,327,029	7,325,602

BioSpecifics Technologies Corp.
Selected Condensed Consolidated Balance Sheet Data

	(Unaudited)
	September 30,	December 31,
	2018(1)	2017 (2)
Cash and cash equivalents	$13,381,013	$7,333,810
Investments	63,597,533	57,719,945
Accounts receivable	14,455,354	4,655,105
Deferred tax assets	275,526	1,739,706
Working capital	85,858,681	64,241,667
Total assets	93,552,934	74,996,394
Long-term liabilities	-	5,340,708
Total stockholders' equity	91,742,421	67,516,838

(1)As of January 1, 2018, the Company adopted the requirements of ASC 606 using the modified retrospective adoption method, and as a result, there is a lack of comparability of certain amounts to the prior periods presented.

(2) The selected consolidated balance sheet information for the year ended December 31, 2017 have been derived from the audited financial statements but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Contact:
Stern Investor Relations
Julie Seidel
212-362-1200
julie@sternir.com